As filed with the U.S. Securities and Exchange Commission on December 20, 2018
Registration No. 333-211133
Registration No. 333-180507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211133
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180507

EXPRESS SCRIPTS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	45-2884094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Express Way
St. Louis, MO 63121
(Address, including zip code, of registrant’s principal executive offices)

Express Scripts Holding Company 2016 Long-Term Incentive Plan
Express Scripts, Inc. 2011 Long-Term Incentive Plan
Express Scripts, Inc. Employee Stock Purchase Plan
Express Scripts, Inc. 2000 Long-Term Incentive Plan
Express Scripts, Inc. Executive Deferred Compensation Plan
Medco Health Solutions, Inc. 2002 Stock Incentive Plan
Accredo Health, Incorporated 2002 Long-Term Incentive Plan
(Full title of the Plans)

Nicole S. Jones
Executive Vice President and General Counsel
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000

(Name, address and telephone number of agent for service)

With a copy to:

David E. Shapiro, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 (this “Amendment”) relates to the following Registration Statements of Express Scripts Holding Company, a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-211133, filed with the Securities and Exchange Commission May 4, 2016, registering the offer and sale of 33,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), and an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, issuable pursuant to the Registrant’s 2016 Long-Term Incentive Plan; and

•
Registration Statement No. 333-180507, filed with the Securities and Exchange Commission April 2, 2012, registering the offer and sale of (i) 114,025,964 shares of Common Stock and an indeterminate number of additional shares of Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, issuable variously pursuant to the Express Scripts, Inc. 2011 Long-Term Incentive Plan; Express Scripts, Inc. Employee Stock Purchase Plan; Express Scripts, Inc. 2000 Long-Term Incentive Plan; Express Scripts, Inc. Executive Deferred Compensation Plan; Medco Health Solutions, Inc. 2002 Stock Incentive Plan; and Accredo Health, Incorporated 2002 Long-Term Incentive Plan; and (ii) $58,000,000 of deferred compensation obligations issuable pursuant to the Express Scripts, Inc. Executive Deferred Compensation Plan.

On December 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among the Registrant, Cigna Corporation, a Delaware corporation (“Cigna”), Halfmoon Parent, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (“Holdco”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco prior to the Merger (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco prior to the Merger (“Merger Sub 2”), (a) Merger Sub 1 merged with and into Cigna (the “Cigna Merger”), with Cigna as the surviving entity in the Cigna Merger and a direct wholly owned subsidiary of Holdco, and (b) Merger Sub 2 merged with and into the Registrant (the “Express Scripts Merger” and, together with the Cigna Merger, the “Merger”), with the Registrant as the surviving entity in the Express Scripts Merger and a direct wholly owned subsidiary of Holdco. Upon the consummation of the Merger, Cigna and the Registrant became direct wholly owned subsidiaries of Holdco. In connection therewith, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

This Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 20th day of December, 2018.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Bradley Phillips
Name: Bradley Phillips
Title: Vice President and Assistant Treasurer